August 11, 2000




Securities and Exchange Commission
Washington, D.C. 20549



Ladies and Gentlemen:


We were previously principal accountants for silverzipper.com, Inc., under the date of March 17, 2000, we reported on the consolidated financial statements of silverzipper.com, Inc. and Subsidiaries as of and for the year ended December 31, 1999. On August 3, 2000, our appointment as principal accountants was terminated. We have read silverzipper.com, Inc.'s statements included under Item 4 of its Form 8-K dated August 11, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with statements that the change was approved by the Board of Directors of silverzipper.com, Inc. or its statement that De Meo, Young, McGrath has been appointed as silverzipper.com, Inc.'s independent accountants and that De Meo, Young, McGrath was not consulted regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on silverzipper.com, Inc.'s financial statements.



Very truly yours,

/s/ Mahoney Cohen & Company, CPA, P.C.